EXHIBIT 14.1


                              ENHANCE BIOTECH, INC.

                       CODE OF BUSINESS ETHICS AND CONDUCT

Enhance Biotech is committed to conducting our business in accordance with applicable laws, rules, and regulations and the highest standards of business ethics. This Code of Business Conduct and Ethics (the "Code of Ethics") reflects the business practices and principles of behavior that supports this commitment. We expect every officer, director, and employee to read and understand the Code of Ethics and abide by it in the performance of his/her business responsibilities. The Code of Ethics is designed to represent key guiding principles for Company officers, directors, and employees and should not be understood to replace or eliminate any additional obligations set forth in applicable Company personnel policies or agreements.

FAIR DEALING AND ETHICAL CONDUCT

Enhance Biotech (the "Company") and its employees are committed to achieving the mission and goals of the Company. The successful business operation and reputation of the Company are built upon the principles of fair dealing and ethical conduct of our employees. Our reputation for integrity and excellence requires careful observance of the spirit and letter of all applicable laws and regulations, as well as a scrupulous regard for the highest standards of conduct and personal integrity.

The continued success of Enhance Biotech is dependent upon the trust of our customers, shareholders, partners and other stakeholders, and we are dedicated to preserving that trust. Employees owe a duty to Enhance Biotech, and its stakeholders, to act in a way that will merit the continued trust and confidence of the public. Enhance Biotech is committed to providing all its stakeholders with appropriate, accurate and timely communications on achievements and prospects.

COMPLIANCE WITH LAWS

Enhance Biotech expects its directors, officers, and employees to conduct business in accordance with the letter, spirit, and intent of all relevant laws and to refrain from any illegal, dishonest, or unethical conduct. This includes, but is not limited to: scientific integrity in the conduct and presentation of research; the integrity of data presented to regulatory bodies; accounting integrity and compliance; adherence to environmental legislation and standards; and a clear process for employees to voice any concerns that they may have in these areas.

RESPECT FOR ALL EMPLOYEES

At Enhance Biotech, our policies, practices and procedures are designed to insure that all employees are treated fairly and with respect, and that we treat others with that same level of courtesy. Enhance Biotech does not, nor will not, tolerate any discriminatory practice by an employee. The Company values the unique contributions each individual brings to the workforce, and considers the different perspectives as an important part of the Company's ability to serve customers and succeed in the marketplace. The collective talents of our employees will be reflected in all parts of our business, including employment practices, market strategies, and purchasing activities.

CONFLICTS OF INTEREST

Enhance Biotech expects employees to devote their best efforts and attention to the full-time performance of their jobs. Employees are expected to use good judgment, adhere to high ethical standards, and to avoid situations that create an actual or potential conflict between an employee's personal interests and those of the Company. An actual or potential conflict of interest occurs when an officer, director, or employee is in a position to influence an Enhance Biotech business decision that may result in his or her personal loss or gain or a gain or loss for a relative, friend, or acquaintance. Personal loss or gain may result not only in cases where a officer director, or employee (or his or her relative) has an ownership position in a firm with which Enhance Biotech does business, but also when such a person receives or is promised any kickback, bribe, substantial gift, favor, or special consideration as a result of any transaction of business dealings involving Enhance Biotech. For the purposes of this policy, a relative is any person who is related by blood or marriage, or whose relationship with an officer, director, or employee is similar to that of persons who are related by blood or marriage.

The following guidelines do not attempt to provide an exhaustive list of all possible conflicts of interest. Some of the more common conflicts from which employees should refrain, however, include:

1. Having any ownership interest in suppliers, customers or competitors, except for holdings of less than one percent of the outstanding stock of companies with publicly-traded stock, which holdings do not amount to a significant part of the employee's personal worth;

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2.       Working for a competitor, supplier, or customer;

3.       Engaging in self-employment in competition with the Company;

4. Holding another job or jobs, which, in the sole judgment of management, impairs the ability of the employee to perform satisfactorily for the Company.

5. Using proprietary or confidential Company information for personal gain or to the Company's detriment, including purchasing or selling the company's shares if in possession of confidential information prior to public disclosure with might influence share prices;

6. Having a direct or indirect financial interest in, or relationship with, a competitor, customer, or supplier;

7.       Using Company assets or labor for personal use;

8. Acquiring any interest in property or assets of any kind for the purpose of selling or leasing to the Company;

9. Developing a personal relationship with a subordinate employee of the Company that might interfere with the exercise of impartial judgment in decisions affecting the Company or any employee of the Company; and

10. Soliciting or accepting gifts, loans, commissions, fees, favors or other compensation form suppliers, customers, competitors or others with whom the Company does business, except: casual entertainment or gifts or minimal value consistent with accepted business practice, and loans form financial institutions on prevailing terms and conditions.

If an employee or someone with whom an employee has a close relationship has a financial or employment relationship with a competitor, customer, supplier, or potential supplier, the employee must disclose this fact in writing to the Company. Employees should be aware that if they enter into a personal relationship with a subordinate employee or with an employee of a competitor, supplier, or customer, a conflict of interest might exist that requires full disclosure the Company.

A part-time employee may engage in outside employment, provided the employee discloses this fact and the outside employment does not interfere wit the employee's responsibilities at Enhance Biotech; the outside employment is not for a competitor or in competition with any Enhance Biotech offering; and Enhance Biotech's tools, equipment, or proprietary information are not used in the outside employment.

CONFIDENTIAL INFORMATION

As a condition of employment, an employee must sign and abide by the Enhance Biotech Non Disclosure Agreement that requires an employee to, among other things, insure that the security of all confidential information and Company assets are protected.

No officer, director or employee of the Company, or any family member of any such person, shall do any of the following:

1. discuss with, or inform others about, any actual or contemplated business transaction by the Company, its customers or venders except in the performance of such person's employment duties or in an official capacity and then only for the benefit of the Company, as appropriate, and in no event for personal gain or for the benefit of any other third party;

2. give any information to any third party about any business transaction of the Company, its customers or venders that are proposed or in process unless expressly authorized to do so by the President of the Company or such officer's designee;

3. other than the Company's President or Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer, if any, discuss with any member of the press or media the Company, its customers or venders except with the prior authorization of the President of the Company or such officer's designee. Each officer, director or employee of the Company shall refer all press inquiries to the President of the Company or such officer's designee.

INSIDER TRADING

The Securities and Exchange Commission's rules and regulations prohibit you from trading securities or tipping others to trade securities of the Company when you are aware of material information that has not been made available to the public. In general, material information is any information that could be

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considered important by a person in deciding whether to trade in a Company's stock. Examples include: information relating to sales, earnings, proposed acquisitions, planned stock splits, proposed changes in dividends and other information that has the potential to affect the stock price of the Company.

As a general rule, if the information makes you think of buying or selling the stock of the Company, it probably would have the same effect on others and therefore is probably material information.

Insiders shall not use, act upon or disclose to any third party including, without limitation, any family member, any material information. If you have access to material non-public or inside information, whether it pertains to the Company or another company, you may not buy or sell the stock of the Company or the other company until it has been publicly disclosed and adequate time has passed for the securities markets to digest the information. In addition, you may not share this information with anyone, including family members, nor may you recommend to anyone that they buy or sell stock of the Company or the other company.

Trading on inside information can have severe consequences. The Securities and Exchange Commission and similar agencies are authorized to bring a civil lawsuit against anyone who trades on inside information (or who provides another person with inside information) and also against the Company. Insider trading is also a crime subject to criminal penalties, including jail terms.

MAINTENANCE OF CORPORATE BOOKS. RECORDS, DOCUMENTS AND ACCOUNTS

The integrity of our records and public disclosure depend on the validity, accuracy, timeliness and completeness of the information supporting the entries to our books of account. Therefore, our corporate and business records should be completed accurately and honestly. The intentional making of false or misleading entries, whether they relate to financial results or scientific or clinical test results, is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to shareholders, customers, suppliers, creditors, partners, employees, regulators, and others with whom we do business. As a result, it is important that our books, records, and accounts accurately and fully reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. We require that:

1. No entry be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities, or misclassifies any transactions as to accounts of accounting periods;

2.       Transactions be supported by appropriate documentation;

3. The terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records; and

4.       Employees comply with our system of internal controls.

QUALITY OF PUBLIC DISCLOSURES

The Company has a responsibility to ensure that our reports and documents filed with or submitted to the United States Securities and Exchange Commission and our public communications shall include full, fair, accurate, timely, and understandable disclosure, and the Company has established a Disclosure committee consisting of designated officers of the Company to assist in monitoring such disclosures. These obligations apply to the Chief Executive Officer, The Chief Financial Officer, the controller and any other employee with any responsibility for the preparation and filing of such reports and documents, including drafting, reviewing, and signing or certifying the information contained in those reports and documents. Each Financial Reporting Person who collects, provides, or analyzes information for or otherwise contributes in any way in preparing or verifying these reports and documents should strive to ensure that our disclosures are accurate. No Financial Reporting Person should knowingly make any false or misleading statement in any of our reports or documents filed with the SEC of knowingly omit any information necessary to make the disclosure in any of our reports accurate in all material respects

RESPONSIBILITY AND ENFORCEMENT

It is the responsibility of the Corporate Governance Committee of the Company's Board of Directors to periodically review this Code of Ethics and its application within the organization. It is the responsibility of the Audit Committee of the Board of Directors to investigate questionable accounting or audit matters reported through the Company's officers, directors or employees or any telephone hotline or web reporting system. It is the responsibility of the Company's executive management group to respond to other legal or ethical concerns. It is the responsibility of each officer, director and employee of the Company to abide by this Business Ethics and Conduct Code, exercise proper supervision of the observance and implementation of this Code, and to report any violation. Any violation of this Code should be reported to the President of the Company or such officer's designee, who shall be identified by written notice to

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all officers, directors and employees from time to time. The Company shall furnish written notice from time to time of procedures for confidential and anonymous submission by employees of accounting- or audit-related concerns and protection from retaliation for truthful submission of such information, whether reported through the Company's officers, directors or employees or any telephone hotline or web reporting system. The President, or such officer's designee, shall take such action as such officer deems appropriate with respect to any person who violates, or whose family member violates, any provision of this Code of Ethics, and will inform the Company's Board of Directors of all material violations. Any alleged violation by the President or any officer designated by the President as the person responsible for receiving notice of and addressing alleged violations of this Code of Ethics will be presented promptly to the Audit Committee of the Company's Board of Directors for its consideration and such action as the committee, in its sole judgment, shall deem warranted. The President, or such officer's designee, shall keep records of all reports created, and all action taken under this Code of Ethics in such manner and for such periods as are required under applicable law. Violations of this Code may result in discipline and, when appropriate, dismissal.

  Last Revised: December 16, 2004 (9::00 am New York City time)